SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

Form 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15 (D)

OF THE SECURITIES EXCHANGE ACT OF 1934

April 21, 2005	000-26076
Date of Report (Date of earliest event reported)	Commission File Number

SINCLAIR BROADCAST GROUP, INC.

(Exact name of registrant)

Maryland	52-1494660
(State of organization)	(I.R.S. Employer Identification Number)

10706 Beaver Dam Road

Cockeysville, MD  21030

(Address of principal executive offices and zip code)

(410) 568-1500

(Registrant’s telephone Number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-49(c) under the Exchange Act (17 CFR 240.13e-4(c))

SINCLAIR BROADCAST GROUP, INC.

Item 8.01 Other Events

On April 21, 2005, the Compensation Committee (“Committee”) of the Board of Directors of Sinclair Broadcast Group, Inc. (the “Company”) and the Board of Directors, upon recommendation from the Committee, approved the acceleration of vesting of all unvested options held by current employees, executive officers and non-employee directors.  The accelerated vesting of stock options, previously granted pursuant to the Company’s various stock option plans, was effective April 21, 2005.  As a result of the accelerated vesting, options to purchase approximately 400,000 shares became immediately exercisable, including options held by the Company’s named executive officers and non-employee directors to purchase approximately 211,500 shares.  The exercise prices of the accelerated options range from $7.39 to $15.19 per share.

The decision to accelerate the vesting of all unvested options, which the Company believes to be in the best interest of its shareholders and employees, was made primarily to reduce compensation expense that would have been recognized in future periods following the Company’s adoption of Financial Accounting Standards Board Statement No. 123, “Share Based Payment (revised 2004)”  (“FAS 123R”).  The accelerated vesting of any “in the money” options will not have a material impact on the Company’s results of operations or cash flows.  The Company currently accounts for stock-based compensation using the provisions of Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” under which the Company has not recognized any compensation expense for its stock option grants.  FAS 123R will require the Company to recognize compensation expense equal to the fair value of all equity-based compensation over the vesting period of each such award beginning on January 1, 2006.  The acceleration of vesting will reduce the Company’s compensation expense related to these options by $0.8 million (pre-tax) in aggregate for the years 2006 through 2008, the original remaining vesting period.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SINCLAIR BROADCAST GROUP, INC.

By:	/s/ David R. Bochenek
Name:	David R. Bochenek
Title:	Chief Accounting Officer

Dated: April 27, 2005